Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations
(925) 946-9432

FOR IMMEDIATE RELEASE

October 25, 2005

POWER-ONE ANNOUNCES RETURN TO PROFITABILITY

AND RESULTS FOR THE THIRD QUARTER OF 2005

•                  Q3’05 net sales of $67.2 million, a 6% sequential increase over Q2’05 net sales of $63.4 million

•                  Q3’05 net income of $0.02 per diluted share, compared with a Q2’05 loss of $0.17 per share

•                  Cash and investments balances increase, as cost savings estimates remain on track

•                  Increased design-wins for Z-One™ Digital Power, including new No-bus™ wins

Camarillo, CA, October 25, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the third fiscal quarter ended September 30, 2005 were $67.2 million, up 6% sequentially from $63.4 million in the second quarter of 2005, and comparable to $67.2 million in the third quarter of 2004.  The Company reported net income of $1.5 million, or $0.02 per diluted share for the third quarter of 2005, compared with a net loss of $14.8 million, or $0.17 per share, during the second quarter of 2005 and a net loss of $5.4 million, or $0.06 per share, during the same quarter in 2004.

The Company’s performance during the third quarter of 2005 reflects the effectiveness of the restructuring strategy announced during the first quarter of 2005, which involved the consolidation and transfer of manufacturing and administrative functions from high-cost countries to other low-cost operations around the world.  In addition, the current quarter results were favorably impacted by a shift in product mix, a legal settlement and a favorable tax rate.

“We are extremely pleased to have delivered, and in fact exceeded, our commitment for Power-One’s return to profitability for the third quarter,” said Steve Goldman, Chief Executive Officer of Power-One.  “Product mix shifts and other items resulted in higher earnings during the current quarter and we have executed our restructuring strategy better than originally planned.  We have successfully realigned the business to generate profitable results on a GAAP basis at a sales level of approximately $66 million to $68 million.  I am especially pleased with the execution of our management team during this time as they cut costs, retained customers and grew cash.  In addition, now that we have restructured our power systems business, we expect to take advantage of the significant growth opportunities in that market going forward.”

Mr. Goldman continued, “2005 has been a year of restructuring and cost containment for Power-One and we are looking at 2006 as a year of growth for both our traditional and digital business lines.  Design win activity has been strong across all of our business lines, and we have a strong portfolio of intellectual property that will keep us ahead of the competition.  We have many exciting new significant opportunities that include the server/storage market; power systems, especially our new outdoor cabinet designs; and the entire Point of Load (POL) market.  And finally, in terms of Z-One digital power management, we continue to gain traction with over 10 design wins this quarter, including a few with our recently announced No-bus™ product line. We expect our forecasted growth for 2006, coupled with our reduced cost structure, to provide our shareholders with significant earnings leverage in the future.”

Future Outlook

The Company believes that it has fundamentally restructured to achieve profitable results at a sales level of $66 million to $68 million.  For the fourth quarter of 2005, the Company anticipates that net sales will be in the range of $66 million to $69 million and that net income will be in the range of  $0.04 to $0.05 per diluted share, which includes an expected gain of approximately $2.5 million, or $0.03 per diluted share on the sale of an excess facility.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Tuesday, October 25, 2005 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries, lack of market acceptance of the Company’s new products, inability to accurately assess RoHS and non-RoHS compliant inventory requirements which could result in inventory write-offs, inability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, and inability to realize expected savings in the amounts, cost categories and/or timeframe projected from recent restructuring initiatives.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

NET SALES	$67,160	$67,241	$197,295	$208,407
COST OF GOODS SOLD	44,374	42,787	142,462	130,794
GROSS PROFIT	22,786	24,454	54,833	77,613

EXPENSES:
Selling, general and administrative	13,686	16,411	44,704	49,656
Engineering and quality assurance	8,299	10,308	28,991	31,034
Amortization of intangible assets	966	978	2,915	2,927
Restructuring costs	(202)	—	10,958	831
Asset impairment	—	1,253	8,018	1,991
Total expenses	22,749	28,950	95,586	86,439

INCOME (LOSS) FROM OPERATIONS	37	(4,496)	(40,753)	(8,826)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	529	534	1,828	1,288
Interest expense	(44)	(149)	(142)	(523)
Other income (expense), net	1,162	369	(935)	(605)
Total interest and other income (expense)	1,647	754	751	160

INCOME (LOSS) BEFORE INCOME TAXES	1,684	(3,742)	(40,002)	(8,666)

PROVISION FOR INCOME TAXES	155	1,631	1,679	3,438

NET INCOME (LOSS)	$1,529	$(5,373)	$(41,681)	$(12,104)

BASIC EARNINGS (LOSS) PER SHARE	0.02	$(0.06)	$(0.49)	$(0.14)
DILUTED EARNINGS (LOSS) PER SHARE	0.02	(0.06)	(0.49)	(0.14)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	85,380	83,868	84,844	83,656
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,071	83,868	84,844	83,656

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,693	$35,504
Available for sale investments	5,724	7,516
Investments held to maturity	11,014	9,405
Accounts receivable:
Trade (net of allowance)	58,197	56,397
Other	3,937	4,837
Inventories	42,725	54,311
Prepaid expenses and other current assets	3,582	4,121
Property and equipment, held for sale	3,387	—

Total current assets	162,259	172,091

INVESTMENTS HELD TO MATURITY	30,051	34,788
PROPERTY & EQUIPMENT, net	39,147	57,707
INTANGIBLE ASSETS, net	53,705	58,082
OTHER ASSETS	2,058	4,385

TOTAL ASSETS	$287,220	$327,053

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Accounts payable	32,290	29,613
Restructuring reserve	5,815	2,288
Deferred income taxes	1,465	1,497
Other accrued expenses and current liabilities	23,586	21,986

Total current liabilities	63,156	55,384

OTHER LIABILITIES	951	1,632

STOCKHOLDERS’ EQUITY:
Common stock	86	84
Additional paid-in capital	608,595	602,737
Treasury stock, at cost	(2,517)	—
Deferred compensation	—	(44)
Accumulated other comprehensive income	23,418	32,048
Accumulated deficit	(406,469)	(364,788)

Total stockholders’ equity	223,113	270,037

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$287,220	$327,053

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Orders	$61,874	$58,692	$193,817	$206,978

Sales	$67,160	$67,241	$197,295	$208,407

Operating Income (Loss)	$37	$(4,496)	$(40,753)	$(8,826)

Net Income (Loss)	$1,529	$(5,373)	$(41,681)	$(12,104)

Basic Earnings (Loss) Per Share (1)	$0.02	$(0.06)	$(0.49)	$(0.14)
Diluted Earnings (Loss) Per Share (1)	$0.02	$(0.06)	$(0.49)	$(0.14)

Basic Weighted Average Shares Outstanding (1)	85,380	83,868	84,844	83,656
Diluted Weighted Average Shares Outstanding (1)	86,071	83,868	84,844	83,656

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.